Exhibit 10

[Form of Severance Agreement with Paul M. White as amended July 25, 2007]

SEVERANCE AGREEMENT

THIS AGREEMENT, dated December 1, 2006, is made by and between ORIENT-EXPRESS HOTELS LTD., a Bermuda company (the “Company”), and Paul M. White (the “Executive”).

RECITALS

A.  The Executive is employed by the Company or a subsidiary of the Company and is appointed by the Company as its President and Chief Executive Officer; and

B.  The Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

C.  The Company’s Board of Directors recognizes that, as is the case with many publicly held corporations, the possibility of a change in control with respect to the Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of senior management personnel to the detriment of the Company and its shareholders; and

D.  The Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the loyalty and continued attention and dedication of the Company’s senior management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control with respect to the Company.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

Section 1.         Defined Terms. Capitalized terms are defined in Section 11.

Section 2.         Term of Agreement. This Agreement shall commence as of the date first written above (the “Effective Date”) and shall continue in effect through the third anniversary of the Effective Date; provided, however, that thereafter, the term shall automatically be extended for additional one-year periods, unless, not later than 90 days prior to the third anniversary or any anniversary thereafter, as applicable, the Company or the Executive shall have given notice to the other party of its or his election not to extend the term hereof.

Section 3.         Company’s Covenants. In order to induce the Executive to remain in the employ of the Company or a subsidiary of the Company, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payment set forth in Section 4. No Severance Payment shall be payable under this Agreement, unless during the term of this Agreement there shall have been a termination of the Executive’s employment with the Company or a subsidiary of the Company following a Change in Control under Section 4 hereof. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the

Company or a subsidiary of the Company, the Executive shall not have any right to be retained in the employ of the Company or a subsidiary of the Company.

Section 4.              Severance Payment.

(a)           Severance Payment Following Change in Control.  If during the term of this Agreement (i) a Change in Control occurs and (ii) the Executive’s employment is terminated for any reason within one year following such Change in Control by the Company or a subsidiary of the Company or by the Executive, then, in any such case, the Company shall pay the Executive a lump sum severance payment (the “Severance Payment”), in cash, equal to two times the sum of (x) the Executive’s annual base salary as in effect immediately prior to the effective date of the termination, and (y) the most recent annual bonus payment made to the Executive.

(b)           Termination of Employment Prior to Change in Control.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control, if (i) the Executive’s employment is terminated by the Company or a subsidiary of the Company prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which constitutes a Change in Control (an “Acquiring Person”), or (ii) the Executive terminates his employment prior to a Change in Control after the Acquiring Person has announced to the Company its intention to consummate a transaction constituting a Change of Control.

Section 5.              Termination of Employment Agreement.

Notwithstanding any provisions in the employment agreement of the Executive with the Company or a subsidiary of the Company, as in effect on the Effective Date (the “Employment Agreement”), regarding the right to terminate the Executive’s employment without cause or any other reason, or regarding the required notice for termination, the Executive’s employment may only be terminated by him or by the Company or a subsidiary of the Company without cause or any other reason, if the party terminating shall give the other party not less than six months’ prior written notice of the date of termination, unless the termination occurs following a Change in Control.  This Section 5 shall not affect any provisions in the Employment Agreement related to termination for cause or any other reason.

Section 6.         Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

Section 7.          Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) sent by telefax, (ii) hand delivered, (iii) sent by courier, or (iv) mailed by registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive’s signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Orient-Express Hotels Ltd.
c/o Orient-Express Services Ltd.
20 Upper Ground
London SE1 9PF
England
Attention:  Company Secretary
Fax:  +44-(0)20-7805-5908

Section 8.          Miscellaneous.

(a)       No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company’s Board of Directors.

(b)       No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)       This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that, except as set forth in Section 5 hereof, this Agreement shall not supersede, but instead govern in addition to, the Employment Agreement, and in the event of a conflict between the Employment Agreement and this Agreement, this Agreement shall govern.

(d)       The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda.

(e)       Any payments provided for hereunder shall be paid net of any applicable withholding required under applicable laws.

(f)        The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

Section 9.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 10.        Resolution of Disputes; Arbitration.

(a)       All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Company’s Board of Directors and shall be in writing. Any denial by the Company’s Board of Directors of a claim for payments under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Company’s Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Company’s Board of Directors a decision of the Company’s Board of Directors within sixty (60) days after notification by the Company’s Board of Directors that the Executive’s claim has been denied.

(b) Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before the American Arbitration Association in New York, New York in accordance with its commercial arbitration rules as in effect at the time when the dispute or controversy arises.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the effective date of the termination of his employment during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Section 11.        Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)       “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)       “Acquiring Person” shall have the meaning set forth in Section 4 hereof.

(c)       For purposes of this Agreement, “Change in Control” means any of the following events:

(i)        any “person” (as that term is defined for the purposes of Section 13(d) or 14(d) of the Exchange Act) shall directly or indirectly acquire more than 40% of the voting shares of the Company then outstanding and then entitled to vote generally in the election of directors of the Company; or

(ii)       individuals who, on the date of entering into this Agreement, constitute the Company’s Board of Directors (or the successors of such individuals nominated by such Board of Directors or a committee thereof on which such individuals or their successors constitute a majority) shall cease to constitute a majority of the Company’s Board of Directors; or

(iii)      the Company amalgamates, merges or consolidates with or into any other corporation, without the approval of its Board of Directors constituted as provided in clause (ii) above; or

(iv)      the Company sells, leases, exchanges or otherwise disposes of all or substantially all of its assets and business without the approval of its Board of Directors constituted as provided in clause (ii) above.

(d)       “Company” shall mean Orient-Express Hotels Ltd., and, except in determining under Section 11(c) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

 (e)       “Effective Date” shall have the meaning set forth in Section 2 hereof.

(f)       “Employment Agreement” shall have the meaning set forth in Section 5 hereof.

(g)        “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

(h)        “Executive” shall mean the individual named in the first paragraph of this Agreement.

(i)      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(j)       “Severance Payment” shall have the meaning set forth in Section 4 hereof.

ORIENT-EXPRESS HOTELS LTD.

By:
Name:	Edwin S. Hetherington
Title:	Vice President, General Counsel and Secretary

Name:	Paul M. White
Address:

[home address]